Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Declares Special Dividend

(Bassett, Va.) – November 7, 2017– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a special dividend of $0.35 per share of outstanding common stock payable on December 15, 2017 to shareholders of record at the close of business on December 1, 2017.

“We are pleased to announce a year end special dividend to our shareholders of $0.35,” commented Rob Spilman, Chairman and Chief Executive Officer. “We continued to invest in the business in 2017 by opening five new stores and repositioning another, consolidating our Texas upholstery operation with our Zenith distribution center into a beautiful new facility, and upgrading the existing physical plant and equipment in our manufacturing segment. We have also paid $6.5 million in dividends through the first three quarters. Looking ahead, we intend to open at least six new stores in 2018 while continuing our program of improving our retail real estate portfolio. We will also make more significant investments in technology and replace a portion of our Zenith truck fleet with new equipment. Despite these upcoming investments, management and our Board of Directors believe that the strength of our balance sheet makes this special dividend an appropriate use of capital at this time.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 91 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a comfortable environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. In addition, Bassett owns a furniture logistics company providing freight, warehouse, distribution, 3PL and last mile service to home furnishings wholesalers and retailers.

For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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